UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
                UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES AND
                             EXCHANGE ACT OF 1934.

                                                   Commission File Number 0-3305


                              NCC INDUSTRIES, INC.
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             (Exact name of registrant as specified in its charter)


          200 MADISON AVENUE, NEW YORK, NEW YORK 10016, (212) 592-0700
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
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            (Title of each class of securities covered by this Form)


                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(l)(i)      {X}       Rule 12h-3(b)(1)(i)      {X}
     Rule 12g-4(a)(1)(ii)     { }       Rule 12h-3(b)(1)(ii)     { }
     Rule 12g-4(a)(2)(i)      { }       Rule 12h-3(b)(2)(i)      { }
     Rule 12g-4(a)(2)(ii)     { }       Rule 12h-3(b)(2)(ii)     { }
                                        Rule 15d-6               {X}

         Approximate number of holders of record as of the certification or notice date:

                                       ONE
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
NCC Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  August 13, 1999                  By:    /s/ Steven N. Masket
                                               --------------------------------
                                               Steven N. Masket, Executive Vice
                                               President - Chief Legal Officer



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